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                                                                   Exhibit 10.15

                             GT INTERACTIVE SOFTWARE
                                   LETTERHEAD

April 20, 2000

Mr. David Fremed
849 Longview Avenue
North Woodmere, NY  11581

Dear David:

              I am very pleased to offer you the position of Senior Vice President, Finance and Chief Financial Officer with GT Interactive Software Corp ("GT"), reporting directly to the President and Chief Operating Officer.

              The purpose of this letter is to confirm the terms and conditions of our employment offer to you:

- Your annual salary will be $275,000.00 paid to you in equal installments. Currently our practice is to pay on a semi-monthly basis.

- You will receive a one-time sign-on bonus of $20,000.00, less all applicable local, state, and federal taxes. This will be paid to you after 30 days of continuous employment. Should you voluntarily terminate your employment at GT within one year of your date of hire, you must repay the entire sign-on bonus.

- You will be eligible to participate in the company's Corporate Incentive Program beginning in FY 2001 (commencing July 1, 2000) at a target amount equal to 40% of earned base salary through the end of the fiscal year; criteria is based upon company and individual performance.

- You will receive a stock option of 150,000 GT Interactive Software option shares. These stock option shares will be granted on your date of hire and priced at Fair Market Value (FMV) on that day. These options will vest 25% per year, over a 4 year period.
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-             You will be eligible to participate in all of the company's standard benefit programs.

- Should your employment be involuntarily terminated for reasons other than cause within the first two (2) years of your employment, you will receive a severance benefit of six (6) months base salary, paid as salary continuation. To receive this severance benefit, you will be required to sign a release statement. All severance benefits are subject to local, state, and federal taxes.

              By signing this letter you confirm that you are not subject to any agreement (with a prior employer or otherwise) which would be violated by or inconsistent with your employment at GT. During your employment with GT, you agree that you will not improperly use any confidential or proprietary information you may have concerning any third party, including any prior employer.

              Please indicate your acceptance of this offer by signing this letter where indicated and returning it to me.

              David, we look forward to having you join GT as part of our senior management team. If you have any questions regarding the details of this letter, please do not hesitate to contact me.

                                                     Sincerely,

                                                     /s/ Denis Guyennot

Accepted and agreed to:

By: /s/ David Fremed                                  4/21/00
    ------------------------                          --------------
        David Fremed                                  Date

cc:  H. Glantz, B. Bonnell, Personnel File


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